Exhibit 10.14

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

LICENSE AND RESEARCH COLLABORATION AGREEMENT

BETWEEN

MERCK & CO., INC.

AND

DECODE GENETICS, EHF.

LICENSE AND RESEARCH COLLABORATION AGREEMENT

THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), which shall be effective as of February 25, 2004 (the “Effective Date”), is entered into by and between deCODE genetics, Ehf., a corporation organized under the laws of Iceland (“deCODE”) and Merck & Co., Inc., a corporation organized under the laws of the State of New Jersey, having an office located at One Merck Drive, Whitehouse Station, New Jersey 08889 (“MERCK”).

PRELIMINARY STATEMENTS

A.                                   deCODE has expertise in conducting research in the field of human genetics and genomics and in the conduct of clinical trials.

B.                                     MERCK has certain expertise in drug development and in the design and conduct of clinical trials to demonstrate the safety and efficacy of its pharmaceutical products.

C.                                     deCODE and MERCK wish to collaborate on the design and conduct of Information Rich Clinical Trials (terms with initial capitals as hereafter defined) on selected MERCK compounds in specified Disease Areas in accordance with the attached Work Plan.

D.                                    deCODE Parent (as hereinafter defined) and MERCK are simultaneously entering into a separate Stock and Warrant Purchase Agreement whereby MERCK shall purchase shares of stock of deCODE Parent pursuant to the terms and conditions set forth in that agreement.

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.                                       DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1                                 “AFFILIATE” shall mean as to deCODE or MERCK, as the case may be (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by MERCK or deCODE; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of MERCK or deCODE.

1.2                                 “ASSOCIATED INFORMATION” shall mean information about [CONFIDENTIAL TREATMENT REQUESTED] in an IRCT performed as part of the Research Program which [CONFIDENTIAL TREATMENT REQUESTED] in an Exclusive Disease Area or a Non-exclusive Disease Area where the [CONFIDENTIAL TREATMENT REQUESTED] is associated with the [CONFIDENTIAL TREATMENT REQUESTED] within the Disease Area being studied in that IRCT.

1.3                                 “BUDGET” shall mean the projected expenditures for the upcoming year set out in Schedule 2.6 and more fully described in Section 2.6.

1.4                                 “CALENDAR QUARTER” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5                                 “CALENDAR YEAR” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.6 A                    “CHANGE IN CONTROL” shall mean the occurrence of any of the following:

(a) An acquisition of any voting securities of deCODE Parent (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (1) the then-outstanding shares of common stock of deCODE Parent (or any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged) (the “Shares”) or (2) the combined voting power of deCODE Parent’s then-outstanding Voting Securities;

(b) The individuals who, as of Effective Date, are members of the board of directors of deCODE Parent (the “Incumbent Board”), following a Merger (as hereinafter defined), do not for any reason constitute at least a majority of the members of the board of directors of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; PROVIDED, HOWEVER, that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of deCODE Parent (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest;

(c) At least eighty (80%) percent of voting securities of deCODE are no longer owned directly or indirectly by deCODE Parent; or

(d) The consummation of:

(i)                                     A merger, consolidation or reorganization (1) with or into deCODE Parent or a direct or indirect subsidiary of deCODE Parent or (2) in which securities of deCODE Parent are issued (both 1.5(c)(i)(1) and (2) are defined as a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A) the stockholders of deCODE Parent immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) deCODE Parent, or (2) any Person who, immediately prior to the Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; PROVIDED, HOWEVER, that any Person described in clause (2) of this subsection (C) may not, immediately following the Merger, Beneficially Own more than thirty percent (30%) of the combined voting power of the outstanding voting securities of the Surviving Corporation or the Parent Corporation, as applicable, for the Merger to constitute a Non-Control Transaction.

(ii) A complete liquidation or dissolution of deCODE Parent; or

(iii) The sale or other disposition of all or substantially all of the assets of deCODE Parent and its Subsidiaries taken as a whole to any Person (other than (x) a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger for this purpose or (y) the distribution to deCODE Parent’s stockholders of any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by deCODE Parent which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by deCODE Parent and, after such share acquisition by deCODE Parent, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

1.7                                 “COLLABORATION DATE” shall be February 25, 2004.

1.8                                 “COLLABORATION INFORMATION AND INVENTION” shall mean any discoveries, Improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, that arise from the Research Program.

1.9                                 “COLLABORATION PATENTS” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that a Party or its Affiliates owns, Controls or through license or otherwise acquires rights during the term of this Agreement which claim, cover or relate to Collaboration Information and Inventions or are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any such patents and patent applications and foreign equivalents thereof.

1.10                           “COMBINATION PRODUCT” shall mean a Product which includes one or more active ingredients other than IRCT Compound or Related IRCT Compound in combination with IRCT Compound or Related IRCT Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.11                           “COMPETITIVE PRODUCT” shall mean a product containing the IRCT Compound or Related IRCT Compound which has or attains on a Calendar Year basis a market share of [CONFIDENTIAL TREATMENT REQUESTED] or more in a country of sale as measured by prescriptions or other similar information in the country of sale.

1.12                           “COMPETITOR” shall mean a company in the pharmaceutical business sector with reported annual gross revenues from the sale of pharmaceuticals in excess [CONFIDENTIAL TREATMENT REQUESTED] for each of its [CONFIDENTIAL TREATMENT REQUESTED].

1.13                           “CONTROL”, “CONTROLS” OR “CONTROLLED BY” shall mean either (a) being an Affiliate of either MERCK or deCODE; or (b) with respect to any item of or right under Collaboration Patents, Patents or Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.14                           “deCODE INFORMATION AND INVENTIONS” shall mean all Collaboration Information and Inventions developed or invented solely by employees of deCODE or other persons not employed by MERCK acting on behalf of deCODE.

1.15                           “deCODE KNOW-HOW” shall mean all secret, substantial and identified information and materials, including, but not limited to, discoveries, Improvements, processes, formulas, data, inventions(including without limitation deCODE’s Information and Inventions and deCODE’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which arise from the Research Program and during the term of this Agreement (i) are in deCODE’s possession or control, (ii) are not generally known and (iii) are necessary or useful to MERCK in connection with the Research Program or the research, development, manufacture, marketing, use or sale of IRCT Compound, Related IRCT Compound, Tests or Product in the

Territory.

1.16                           “deCODE COLLABORATION PATENTS” shall mean Collaboration Patents that claim, cover or relate to deCODE Information and Inventions excluding deCODE Information and Inventions relating to deCODE Generalized Technology.

1.17                           “deCODE COMPOUNDS” shall mean compounds[CONFIDENTIAL TREATMENT REQUESTED].

1.18                           “deCODE GENERALIZED TECHNOLOGY” shall mean any Technical Information relating to generalized methods for conducting genomics research and characterizing the function of genes or any raw data useful in generalized genomics research tools which at any time is owned or controlled by deCODE or its Affiliates (provided deCODE or its Affiliates have the right to license or otherwise make available such Technical Information to MERCK).

1.19                           “deCODE GENOMICS DATA” shall mean (a) [CONFIDENTIAL TREATMENT

REQUESTED] as may be created, developed or acquired by deCODE from time to time during the term of this Agreement or as may be existing or have been created as of the Effective Date, and (b) deCODE’s proprietary inventions, processes and other assets directly relating to the use, creation, maintenance, development, operation, access, analysis, reporting, storage, protection, and/or transmission of such proprietary databases, including proprietary methods, procedures and techniques, procedure manuals, personal and scientific data, computer technical expertise and software, in each case independently developed by or on behalf of deCODE and such software useful for the analysis of the information included in such databases.

1.20                           “deCODE PARENT” shall mean deCODE genetics, Inc., a corporation organized and existing under the laws of the State of Delaware.

1.21                           “deCODE PATENTS” shall mean Patents, that deCODE or its Affiliates Control prior to the Effective Date or during the term of this Agreement, including but not limited to those listed on Schedule 1.21, that are necessary or useful to MERCK in connection with the Research Program or the research, development, manufacture, marketing, use or sale of IRCT Compound, Tests or Product in the Territory including Patents claiming deCODE Genomics Data but excluding any part of Patents claiming deCODE Generalized Technology.

1.22                           “deCODE PRIOR KNOW-HOW” shall mean all secret, substantial and identified information and materials, including, but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which existed prior to the Effective Date and during the term of this Agreement (i) are in deCODE’s possession or control, (ii) are not generally known and (iii) are necessary or useful to MERCK in connection with the

Research Program or the research, development, manufacture, marketing, use or sale of IRCT Compound, Tests or Product in the Territory including deCODE Genomics Data but excluding deCODE Generalized Technology and deCODE Know-How.

1.23                           “DISEASE AREAS” shall mean Exclusive Disease Areas and Non-exclusive Disease Areas.

1.24                           “EXCLUSIVE DISEASE AREAS” shall mean at least one of the following:

[CONFIDENTIAL TREATMENT REQUESTED].

1.25                           [CONFIDENTIAL TREATMENT REQUESTED]

1.26                           [CONFIDENTIAL TREATMENT REQUESTED]

1.27                           [CONFIDENTIAL TREATMENT REQUESTED]

1.28                           “NON-EXCLUSIVE DISEASE AREAS” shall mean [CONFIDENTIAL TREATMENT

REQUESTED].

1.29                           [CONFIDENTIAL TREATMENT REQUESTED]

1.30                           “ELECTED DISEASE” shall have the meaning set out in Section 3.1(d).

1.31                           “EXCLUSIVE LICENSE FEE” shall have the meaning set out in Section 3.1(d).

1.32                           “EXECUTIVE COMMITTEE” shall mean the committee made up of one senior executive of each Party as more fully described in Section 2.5.1.

1.33         “FILING” of an NDA shall mean the acceptance by a Regulatory Authority of an NDA for filing.

1.34                           “FIRST COMMERCIAL SALE” shall mean, with respect to any Product or Test, the first sale for end use or consumption of such Product or Test in a country after all required approvals, including Marketing Authorization, have been granted by the Regulatory Authority of such country.

1.35                           “FULL TIME EQUIVALENT” or “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of full days during any twelve-month period devoted by such employee to the Research Program by the total number of working days during such twelve-month period.

1.36                           “IMPROVEMENT” shall mean any enhancement, whether or not patentable, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of IRCT Compound, Related IRCT Compound, Tests or Product.

1.37                           “INFORMATION” shall mean any and all information and data, including without limitation all MERCK Know-How, deCODE Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.38                           “INFORMATION RICH CLINICAL TRIAL OR IRCT” shall mean a clinical trial which includes the following, as specified in the protocol for such clinical trial: [CONFIDENTIAL TREATMENT REQUESTED]

1.39                           “INVENTION” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and reduced to practice.

1.40                           “IRCT COMPOUND” shall mean a Selected Compound that has [CONFIDENTIAL TREATMENT REQUESTED] in accordance with the Agreement.

1.41                           “JOINT INFORMATION AND INVENTIONS” shall mean all discoveries, Improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, arising from the Research Program developed or invented jointly by employees of MERCK and deCODE or others acting on behalf of MERCK and deCODE.

1.42                           “JOINT COLLABORATION PATENTS” shall mean Collaboration Patents that claim, cover or relate to Joint Information and Inventions.

1.43                           “MARKETING AUTHORIZATION” shall mean any approval (including without limitation all applicable pricing and governmental reimbursement approvals) necessary to receive permission from the relevant Regulatory Authority to market and sell a Product or Test in any country.

1.44                           “MERCK COMPOUND OPTION” shall have the meaning set out in Section 3.1(e) (i).

1.45                           “MERCK COMPOUND PATENT” shall mean any Patent that claims, covers or relates to an IRCT Compound, Related IRCT Compound, Test or Product Controlled by MERCK.

1.46                           “MERCK EXERCISE NOTICE” shall have the meaning set out in Section 3.1(e) (iii).

1.47                           “MERCK INFORMATION AND INVENTIONS” shall mean all discoveries, Improvements, processes,

methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, arising from the Research Program developed or invented solely by employees of MERCK or other persons not employed by deCODE acting on behalf of MERCK.

1.48                           “MERCK KNOW-HOW” shall mean any information and materials, including but not limited to, discoveries, Improvements, processes, methods, protocols, formulas, data, inventions (including without limitation MERCK’s Information and Inventions and MERCK’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which arise from the Research Program and during the term of this Agreement, (i) are in MERCK’s possession or control, (ii) are not generally known and (iii) are in MERCK’s opinion necessary to deCODE in the performance of its obligations under the Research Program.

1.49                           “MERCK COLLABORATION PATENTS” shall mean Collaboration Patents that claim, cover or relate to MERCK Information and Inventions.

1.50                           “MERCK PATENTS” shall mean Patents Controlled by MERCK prior to the Effective Date or during the term of this Agreement (provided MERCK has the right to license or otherwise make available such Patents to deCODE) and are necessary or useful to deCODE in connection with the Research Program.

1.51                           “MERCK PRIOR KNOW-HOW” shall mean any information and materials, including but not limited to, discoveries, Improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which existed prior to the Effective Date and during the term of this Agreement, (i) are in MERCK’s possession or control, (ii) are not generally known and (iii) are in MERCK’s opinion necessary to deCODE in the performance of its obligations under the Research Program excluding MERCK Know-How.

1.52                           “MERCK SHARE” [CONFIDENTIAL TREATMENT REQUESTED].

1.53                           “NET SALES” shall mean the gross invoice price of Product or Tests sold by MERCK or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)                                  trade and quantity discounts other than early pay cash discounts;

(b)                                 returns, rebates, chargebacks and other allowances;

(c)                                  retroactive price reductions that are actually allowed or granted;

(d)                                 sales commissions paid to Third Party distributors and/or selling agents;

(e)                                  a fixed amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges; and

(f)                                    the standard inventory cost of devices or delivery systems used for dispensing or administering Product or Tests, as applicable. With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of IRCT Compound or Related IRCT Compound sold without other active ingredients. In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the

Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of IRCT Compound or Related IRCT Compound in the Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product. Inventory cost shall be determined in accordance with MERCK’s regular accounting methods, consistently applied. The deductions set forth in paragraphs (a) through (f) above will be applied in calculating Net Sales for a Combination Product. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of the Product relative to the other active ingredients in the Combination Product, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.

1.54                           “PARTY OR PARTIES” shall mean either MERCK or deCODE or both as the context requires.

1.55                           “PATENT RIGHTS” shall mean deCODE Collaboration Patents, and deCODE’s interest in Joint Collaboration Patents.

1.56                           “PATENTS” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that a Party owns, Controls or through license or otherwise acquires rights prior to the Effective Date or during the term of this Agreement which: (i) claim, cover or relate to a Selected Compound, Test and/or Product; or (ii) claim, cover or relate to Inventions; or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any such patents and patent applications and foreign equivalents thereof.

1.57                           “PRODUCT(s)” shall mean any therapeutic preparation in final form containing (a) an IRCT Compound for sale by prescription, over-the-counter or any other method for any and all uses that arise from the [CONFIDENTIAL TREATMENT REQUESTED] in the Disease Area or (b) a Related IRCT Compound, including without limitation in the case of either 1.57(a) or (b) any Combination Product.

1.58                           “RELATED PARTIES” shall mean a Party’s Affiliates or sublicensees, but shall not mean a Party’s distributors.

1.59                           “REGULATORY AUTHORITY” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product or Test, as applicable, in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.60                           “RELATED IRCT COMPOUND” shall mean a compound Controlled by MERCK that [CONFIDENTIAL TREATMENT REQUESTED].

1.61                           “RESEARCH PROGRAM TERM” shall mean the duration of the Research Program and “Extended Research Program Term” shall mean any period of the Research Program as it may be extended by mutual agreement of the Parties, as described more fully in Section 2.10.

1.62                           “RESEARCH PROGRAM” shall mean the research activities undertaken by the Parties hereto as set forth in Article 2 and Attachment 2.1.

1.63                           “SELECTED COMPOUND” shall mean any compound proposed by MERCK and accepted by the

Operating Committee to be evaluated in Information Rich Clinical Trials.

1.64                           “OPERATING COMMITTEE” shall mean the joint research committee established to facilitate the Research Program as more fully described in Section 2.5.1.

1.65                           “SUCCESSFUL CLINICAL RESULT” shall mean result(s) [CONFIDENTIAL TREATMENT REQUESTED].

1.66                           “TECHNICAL INFORMATION” shall mean information, data or know-how (whether patentable or unpatentable), including without limitation, formulas, manufacturing methods, procedures, designs, compositions of matter, plans, applications, specifications, drawings, techniques, materials (including without limitation biological materials such as tissue samples, plasma samples, cell lines, RNA, DNA, DNA fragments, organisms, proteins, polypeptides, plasmids, vectors and the like), compounds, samples, inventions, discoveries, and the like, as well as improvements related thereto.

1.67         “TERRITORY” shall mean all of the countries in the world, and their territories and possessions.

1.68                           “THERAPEUTIC FIELD” shall mean any and all application of technology to [CONFIDENTIAL TREATMENT REQUESTED].

1.69                           “TESTS” shall mean pharmacogenomic tests aimed at predicting the response or non-response and side-effects to an IRCT Compound that are developed, discovered or identified through the Research Program.

1.70                           “THIRD PARTY” shall mean an entity other than MERCK and its Affiliates, and deCODE and its Affiliates.

1.71                           “VALID PATENT CLAIM” shall mean a claim of an issued and unexpired patent included within the MERCK Compound Patent which claims IRCT Compound, Related IRCT Compound, Tests or Product as a composition of matter, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.72                           “WORK PLAN” shall mean Schedule 2.1-X describing the tasks to be performed by each of the Parties in furtherance of the Research Program. It is anticipated that there will be separate work plans relating to each IRCT conducted by the Parties which shall be appended to the Agreement in sequential order.

2.                                       RESEARCH PROGRAM

2.1                                 GENERAL

deCODE and MERCK shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of each IRCT pursuant to the Research Program will be set forth in a Work Plan (Schedule 2.1-X) wherein X shall begin with 1 continue in succession. Prior to the initiation of any IRCT herein the Parties shall agree in writing signed by members of the Executive Committee or their designees on what is a Successful Clinical Result and the signed writing shall become part of the corresponding Work

Plan for that IRCT. The Work Plan may be amended from time to time upon the mutual written agreement by authorized representatives of the Parties. All Work Plans including Schedule 2.1-0 attached hereto are part of the Agreement. Notwithstanding any provision of the Agreement to the contrary, neither Party shall be obligated to conduct any activities which it reasonably believes would be in violation of any statute, regulation, law, or terms of any ongoing deCODE project in a Non-exclusive Disease Area.

2.2                                 CONDUCT OF RESEARCH

deCODE and MERCK each shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. deCODE and MERCK each shall proceed diligently with the work set out in the Work Plan by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Work Plan.

deCODE and MERCK shall be entitled to utilize the services of their Affiliates to perform their respective Research Program activities. Each Party shall also be entitled to utilized the services of Third Parties to perform their respective Research Program activities only upon the prior written consent of the other Party or as specifically set forth in Work Plan. Notwithstanding any such consent, both Parties shall remain at all times fully liable for its respective responsibilities under the Research Program.

2.3                                 INFORMATION RICH CLINICAL TRIALS

Each IRCT shall be conducted in accordance with the Work Plan and a detailed protocol. A proposed protocol and a draft proposal for what a Successful Clinical Result will be, shall be prepared initially by the Operating Committee. These draft proposals shall be further reviewed internally by the appropriate committees within MERCK and deCODE. The draft proposals, with any changes or revisions made by MERCK or deCODE, shall then be considered and revised by the Operating Committee for submission to the Executive Committee. deCODE shall be obligated to provide support needed to conduct no more than five (5) IRCTs concurrently at any time during the Research Program. Each IRCT shall be conducted under the direction and control of the Operating Committee in accordance with the terms and conditions set forth in Schedule 2.3 and a Study Protocol for that Selected Compound. In any given IRCT that is conducted under this Agreement the Parties may modify and/or supplement the terms and conditions set forth in Schedule 2.3 in accordance with Section 10.7 herein. All data and results pertaining to any Selected Compound may be used by MERCK in filings with Regulatory Authorities and all other rights to any intellectual property that are embodied by those data and results shall be governed by Article 3.

2.4                                 COMPOUND SELECTION

MERCK shall nominate MERCK compounds during the Research Program for which Information Rich Clinical Trials shall be conducted by the Parties according to the Work Plan. deCODE shall be given the opportunity to review each proposed compound to confirm that deCODE’s conduct of one or more IRCTs on such compound under this Agreement would not conflict with any other ongoing deCODE project(s). The Operating Committee shall select which MERCK nominated compounds will become Selected Compounds; PROVIDED, HOWEVER, that solely with respect to compounds in the Non-exclusive Disease Area, deCODE shall not be obligated to perform development efforts with respect to any such compounds if it reasonably believes that the performance of such efforts will conflict with any ongoing deCODE project(s).

2.5                                 GOVERNANCE OF THE COLLABORATION.

The Parties hereby establish process to govern the conduct of the Research Program and each party’s contribution to the Research Program as follows:

2.5.1                        MANAGERIAL OVERSIGHT.

There will be two levels of managerial oversight of the Research Program. There will be an Executive Committee and an Operating Committee. In addition each Party shall designate Project Leaders for the Research Program.

(a)                                  EXECUTIVE COMMITTEE

The Executive Committee shall consist of one senior executive from each of MERCK and deCODE. The Executive Committee shall have the ultimate authority for decisions regarding the Research Program. The matters that require approval by the Executive Committee shall include approval of financial statements such as the Budget and approval of the Work Plan.

(i)                                     Any disputes where the Executive Committee cannot reach a mutually acceptable decision within thirty (30) days after the matter was referred to them shall be decided by the President of MERCK Research Laboratories and the final determination of the issue that shall be binding on the Parties and the Research Program; PROVIDED, HOWEVER, as set forth below in Section 2.5.1 (a)(ii) regarding implementation of such decisions and in all cases that to the extent such disputes materially affect the rights or obligations of the Parties under this Agreement, MERCK shall consult with deCODE and the Parties shall agree on a course of action to lawfully avoid or minimize such effects upon the rights or obligations of the Parties, to the extent practicable.

(ii)                                  Any disputes arising with respect to the manner in which decisions of the Operating Committee, the Executive Committee or the President of Merck Research Laboratories will be implemented that will affect relations with patients participating in the Research Program, research sites, consultants, investigators or vendors all of which are in Iceland, or any governmental authority in Iceland (“Implementation Disputes”), shall be decided by the Chief Executive Officer of deCODE (or his designee) and the final determination of the issue that shall be binding on the Parties and the Research Program, who shall give good faith consideration to the comments of MERCK’s Executive Committee member (or their respective designees) in resolving such matter; PROVIDED, HOWEVER, that to the extent such disputes materially affect the rights or obligations of the Parties under this Agreement, deCODE shall consult with MERCK and the Parties shall agree on a course of action to lawfully avoid or minimize such effects upon the rights or obligations of the Parties, to the extent practicable.

(b)                                 OPERATING COMMITTEE

The Operating Committee shall be based in Iceland and composed of MERCK representatives and deCODE representatives and shall exist for [**] after termination or expiration of the Research Program Term. The Operating Committee shall perform the following functions (i) approve and, as the need arises, determine the necessity to remove personnel working on the Research Program, (ii) prepare the Budget, (iii) formulate and adjust Work Plans, (iv) select Compounds; (v) oversee progress of the Research Program and exchange of data between the Parties; and (vi) appoint sub-committees of equal representation to fulfill any of the enumerated tasks set forth in this Section 2.5.1(b). Each Party shall have 1 vote. Each Party shall appoint its representatives to the Operating Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have, individually or collectively, appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Operating Committee meetings, in the case of consultants subject to such consultant’s written agreement to comply with the requirements of Section 4.1. Any member of the Operating Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Operating Committee. A chairperson and secretary of the Operating Committee shall serve co-terminus one (1) year terms, commencing on the Collaboration Date or an anniversary thereof, as the case may be. deCODE shall have the right to name the chairperson and MERCK shall have the right to name the secretary of the Operating Committee. Decisions of the Operating Committee shall be made unanimously by the members. In the event that the Operating Committee cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be referred to the Executive Committee. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives and invitees.

2.5.2                        MEETINGS AND MINUTES.

Meetings of the Operating Committee require the participation of at least one member of the Operating Committee from each Party. During the Research Program Term, the Operating Committee shall meet in person at least once during every Calendar Year. From time to time, a Party may give the other Party reasonable notice of its desire to hold a meeting of the Operating Committee. Unless otherwise agreed by the Parties, meetings of the Operating Committee shall be held in person and shall alternate between the offices of the Parties, or meet in such other place as agreed by the Parties. Instead of meeting in person, the members of the Operating Committee may, for purposes of holding a Operating Committee meeting, convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by the Parties.

With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided below, definitive minutes of all Operating Committee meetings shall be finalized promptly after the meeting to which the minutes pertain, as follows:

Promptly after each Operating Committee meeting, the secretary shall prepare and distribute to all members of the Operating Committee draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Operating Committee and a list of any issues to be resolved by the Executive Officers.

The chairperson shall then promptly after receiving such draft minutes collect comments thereon from the members of his or her Party and provide them to the secretary.

The chairperson and the secretary of the Operating Committee shall then discuss each other’s comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party’s assent to the minutes.

If at any time during the preparation and finalization of the Operating Committee meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the decision making process as provided in Section 2.5.1(a). The decision resulting from the decision making process shall be recorded by the secretary in amended finalized minutes for said meeting.

2.5.3                        PROJECT LEADERS.

MERCK and deCODE each shall appoint a person (a “Project Leader”) from the Operating Committee to coordinate its part of the Research Program. The Project Leaders shall be the primary contact between the Parties and the Operating Committee with respect to the Research Program. Each Party shall notify the other within thirty (30) days of the date of the Agreement of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment.

2.6                                 ANNUAL BUDGET .

All costs in personnel time, expenses, goods and Third Party services shall be estimated in advance for the subsequent Calendar Year according to the Budget to be set forth in Schedule 2.6. The Budget shall be prepared by the Project Leaders under the direction and control of the Operating Committee by September 30th of the year preceding the Calendar Year of the Budget.

2.7                                 RECORDS AND REPORTS

2.7.1                        RECORDS.

Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by that Party.

2.7.2                        COPIES AND INSPECTION OF RECORDS.

(a) MERCK shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of deCODE referred to in Section 2.7.1. MERCK shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of deCODE and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of deCODE. Upon request, deCODE shall provide copies of the records described in Section 2.7.1 above.

(b) At least once per Calendar Year during the term of the Agreement, MERCK shall provide deCODE with information about the status of any IRCT Compounds in development at MERCK including a review of any significant developmental milestones achieved or setbacks encountered since the previous year’s review and such other information as may be reasonably requested by deCODE so as to enable deCODE to monitor or confirm MERCK’s compliance with the provisions of Section 3.4 hereof. deCODE shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of MERCK referred to in Section 2.7.1 that are necessary to deCODE to perform its obligations under this Agreement. deCODE shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1.

2.8                                 COMPLIANCE

deCODE shall conduct the Research in accordance with all applicable laws, rules and regulations, including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, deCODE will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. MERCK encourages deCODE to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. deCODE shall notify MERCK in writing of any deviations from applicable regulatory or legal requirements. deCODE hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any services hereunder.

2.9                                 RESEARCH PROGRAM TERM

Except as otherwise provided herein, the term of the Research Program shall commence on the Collaboration Date and continue for a period of seven (7) years. Following the initial seven (7) year term, the Research Program will renew annually for successive one (1) year terms (“Extended Research Term”) unless either Party sends a written notice of termination at any time to the other Party PROVIDED, HOWEVER, that MERCK may send such written notice of termination at any time beginning five (5) years after the Collaboration Date. Such notice of termination shall be sent at least [**] prior to the date of termination. In the event that deCODE exercises its right to terminate under this Section 2.9, such termination shall not affect any ongoing IRCTs which shall be completed at MERCK’s discretion, PROVIDED HOWEVER that deCODE shall not be obligated to begin any new IRCT which has been approved by the Operating Committee but not yet begun. From time-to-time, the Parties shall amend the Work Plan as applicable. In the event of a Change of Control pursuant to which a Competitor Controls deCODE, MERCK shall have the right to terminate the Research Program at any time on written notice to deCODE. In the event that the term of the Research Program expires or the Research Program is terminated during the pendency of an IRCT or in the event that the Parties elect to abandon or terminate any IRCT during the course of the Research Program, the Parties shall arrange for orderly completion or early termination of such IRCT over a reasonable period of at least 90 days, including making provision for payment for all non-cancelable expenses associated therewith.

2.10                           EXCLUSIVE EFFORTS

(a) During the Research Program Term, deCODE shall work exclusively with MERCK in efforts to conduct IRCT [CONFIDENTIAL TREATMENT REQUESTED] and shall not otherwise facilitate or assist any Third Party to conduct IRCT [CONFIDENTIAL TREATMENT REQUESTED] by providing rights to, either through license or any agreement to forgo enforcement of, deCODE Patents or deCODE Prior Know-How. This Agreement does not prohibit deCODE from (i) conducting IRCT [CONFIDENTIAL TREATMENT REQUESTED]; or (ii) conducting clinical trials [CONFIDENTIAL TREATMENT REQUESTED]. In the event that MERCK and deCODE begin an IRCT with a Selected Compound in a Non-exclusive Disease Area, deCODE shall not commence any IRCT with [CONFIDENTIAL TREATMENT REQUESTED].

(b) Beginning after the first anniversary of the Effective Date, if during any [**] period the Parties do not commence or continue an IRCT in any one of the Exclusive Disease Areas, and if during such two-year period the Operating Committee neither plans nor conducts at least five concurrent IRCT’s during at least [**] of such [**] period, then such specific Disease Area shall thereafter become a Non-Exclusive Disease Area for all purposes under this Agreement. Notwithstanding the preceding sentence, the Parties may agree to create exceptions to, or the tolling of, the foregoing for special circumstances.

2.11                           EXCHANGE OF INFORMATION

During the Research Term, deCODE promptly shall disclose on an ongoing basis to MERCK in English and in writing all deCODE Know-How. MERCK shall promptly disclose to deCODE during the Research Program Term all MERCK Know-How.

2.12                           USE OF HUMAN MATERIALS

With respect to any human cell lines, tissue, human clinical isolates or similar human-derived materials that have been or are to be collected and/or used in the Research Program (“Human Materials”), each Party represents and warrants (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. deCODE shall provide documentation of such approvals and consents upon MERCK’s request. Each Party further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purposes.

2.13                           PHARMACOGENOMICS TESTS.

(a) TESTS FOR USE IN CLINICAL TRIALS. MERCK shall have the sole and exclusive right to direct and control the development and commercialization of Tests for use with Selected Compounds. deCODE shall have the first right to perform the work needed to develop such Tests for use in the conduct of IRCT’s under this Agreement as set forth below. MERCK shall identify and prioritize the Tests it wishes to have developed and Merck shall have the right to solicit bids from Third Parties including deadlines for the achievement of defined events in the development of such Tests (“Test Milestones”). Prior to accepting any specific bid from a Third Party, MERCK shall inform deCODE about the bid by providing deCODE with a written notice including sufficient information about the Test Milestones in the Third Party bid. deCODE shall have thirty days from MERCK’s notice to agree to the Test Milestones set forth in the Third Party bid for a particular Test or MERCK may enter into an agreement for the development of that Test with the Third Party.

(b) TESTS FOR USE WITH MARKETED COMPOUNDS. In the event that MERCK desires to have developed and marketed a Test for use with a Product, MERCK shall have the right to solicit bids including Test Milestones from Third Parties. If a Test has not been previously developed under Section 2.13(a) for the IRCT Compound in the Product by a Third Party, then prior to accepting any specific bid from a Third Party, MERCK shall inform deCODE about the bid by providing deCODE with a written notice including sufficient information about the Test Milestones in the Third Party bid. deCODE shall have thirty days from MERCK’s notice to agree to the Test Milestones set forth in the Third Party bid for a particular Test or MERCK may enter into an agreement for the development of that Test with the Third Party.

(c) REVERSION OF RIGHTS TO TEST DEVELOPMENT. In the event that deCODE exercises its rights under either Section 2.13 (a) or 2.13 (b) to develop a Test and deCODE at any time fails to achieve a Test Milestone, then the Parties shall meet within [**] to discuss the reasons for failure to achieve the Test Milestone and any proposals for revised Test Milestones provided, however, MERCK shall have the right in its sole discretion to continue on in the development of such Test either with deCODE, by itself or to enter into an agreement with a Third Party for such Test. deCODE shall cooperate with MERCK in providing reasonable assistance necessary to insure a rapid and efficient transfer of technology related to the Test to allow the continued development of the Test by MERCK or its contractor.

(d) RETAINED RIGHTS. MERCK’s rights to develop pharmacogenomic tests set forth in this Section 2.13 and Article 3 are limited to Tests and no license under Article 3 shall be construed to grant to MERCK or any sublicensee any rights under deCODE Patents, deCODE Generalized Technology, deCODE Collaboration Patents, deCODE Know-How, deCODE Genomics Data with respect to research and development of pharmacogenomic tests or diagnostics generally.

3.                                       LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1                                 LICENSE GRANT

(a)                                  COMMERCIALIZATION GRANTS. deCODE hereby grants to MERCK an exclusive license in the Territory under deCODE Collaboration Patents, Joint Collaboration Patents, and deCODE Know-How, with a right to sublicense (i) to make, have made, use, offer to sell, sell or import IRCT Compound and Product(s) and related Tests and (ii) to practice any other invention claimed in the foregoing patents solely with IRCT Compounds and Products or use any licensed Know-How solely with IRCT Compounds and Products and related Tests.

(b)                                 COMPOUND DEVELOPMENT GRANTS.

(i)                                     deCODE hereby grants to MERCK an exclusive license in the Territory under deCODE Collaboration Patents, Joint Collaboration Patents and deCODE Know-How with a right to sublicense for the development of compounds Controlled by MERCK and related Tests in the Therapeutic Field for (1) Disease Areas and (2) Associated Information.

(ii)                                  deCODE hereby grants to MERCK an non-exclusive license in the Territory under deCODE Prior Know-How and deCODE

Patents with a right to sublicense for the development of compounds Controlled by MERCK and related Tests in the Therapeutic Field for (1) Disease Areas and (2) Associated Information.

(iii)                               Subject to Section 3.1 (d), upon expiration or termination of the Research Program under Section 2.9, the licenses granted in this Section 3.1(b)(ii) under the deCODE Collaboration Patents, Joint Collaboration Patents, and deCODE Know-How, shall become non-exclusive.

(c)                                  MUTUAL COVENANTS. Subject to Section 3.1(d), each Party covenants that for the Research Program Term neither it nor its Affiliates shall practice any invention covered by the deCODE Collaboration Patents, the MERCK Collaboration Patents and the Joint Collaboration Patents nor will it or its Affiliates use deCODE Know-How or MERCK Know-How for any purposes other than in furtherance of the Research Program. The covenants made in this Section 3.1(c) are intended to include each Party’s promise not to use its Collaboration Patents or its Know-How for purposes other than the Research Program and in the case of MERCK additionally to include a right to develop and market Products.

(d)                                 MERCK OPTION - INTELLECTUAL PROPERTY.

At any time but no later then the expiration or termination of the Research Program under Section 2.9, MERCK may (1) retain exclusive rights granted in Section 3.1(b)(i) and (2) deCODE will release MERCK from its covenant under Section 3.1 (c) by payment of an exclusive license fee of [CONFIDENTIAL TREATMENT REQUESTED] for which MERCK elects to retain exclusivity. MERCK may exercise this option by providing notice and payment to deCODE at any time prior to or concurrently with the expiration or termination of the Research Program. Upon payment of the Exclusive License Fee, deCODE hereby releases MERCK from the covenant made in Section 3.1 (c) with respect to the Elected Disease.

(e)                                  MERCK OPTION - DECODE COMPOUNDS.

(i)                                     RIGHTS GRANTED. In the Non-exclusive Disease Areas deCODE may research and develop deCODE Compounds. During the Research Term, for each deCODE Compound in a Non-exclusive Disease Area that deCODE Controls, deCODE grants to MERCK an exclusive option to negotiate for an exclusive license to that deCODE Compound in the Territory (“MERCK Compound Option”), subject only to any conflicting or superceding rights of Third Parties with respect to that deCODE Compound that were granted prior to the Effective Date or as a condition of deCODE obtaining rights to such deCODE Compound. As to deCODE Compounds in a Non-Exclusive Disease Area that are not subject to conflicting or superceding rights of Third Parties, deCODE agrees it will not engage in any discussions with a Third Party for commercial rights of any kind to a deCODE Compound before first offering such rights to MERCK as set forth in the succeeding provisions of this Section 3 1(e).

(ii)                                  deCODE NOTICE. From time to time and prior to discussions with any Third Party concerning the sale, licensing or commercial relationship involving a deCODE Compound, at deCODE’s sole discretion it may provide MERCK with notice that it intends to license rights to commercialize a deCODE Compound(“deCODE Notice”). The deCODE Notice shall contain a commercially reasonable offer in writing containing the financial terms under which deCODE is willing to license the deCODE Compound to MERCK and will include relevant information about the deCODE Compound including but not limited to any chemical, biological and clinical data. deCODE will provide MERCK an opportunity to review any and all relevant information about the deCODE Compound including but not limited to the foregoing chemical, biological and clinical data.

(iii)                               CONDITIONS TO OPTION EXERCISE; OPTION TERM. The MERCK Compound Option may be exercised at any time but no later then the earlier of [**] after the deCODE Notice or the end of the Term. MERCK may exercise the MERCK Compound Option by sending written notice (“MERCK Exercise Notice”) to deCODE that MERCK wishes to engage in negotiations for an exclusive license to the deCODE Compound. MERCK shall have [**] to negotiate in good faith principal business terms to be enumerated in a non-binding term sheet and [**] thereafter (“Negotiation Period”) to negotiate in good faith and execute a definitive agreement for an exclusive license to the deCODE Compound in the Territory, which may be extended by the Parties on mutual consent.

(iv)                              OPTION LAPSE AND REVIVAL. In the event that the Parties fail to reach agreement on the terms and conditions of an exclusive license during the Negotiation Period, deCODE shall have the right to negotiate with Third Parties for rights to that deCODE Compound; PROVIDED, HOWEVER, that if deCODE has not licensed rights to that deCODE Compound within [**] after the end of the Negotiation Period, and if the Term has not yet expired or been terminated, deCODE grants to MERCK another MERCK Compound Option for that deCODE Compound exercisable in accordance with Sections 3.1(e) et seq.

(f)                                    deCODE LICENSES.

(i)                                     During the Research Program, MERCK grants to deCODE a non-exclusive license under MERCK Collaboration Patents, MERCK Know-How, MERCK Prior Know-How and MERCK Patents solely to perform its obligations under the Research Program.

(ii)                                  In the event the Research Program expires or terminates and (1) MERCK has not made at least one payment under Section 3.1(d)(i) or (2) a Change of Control pursuant to which a Competitor obtains Control of deCODE has not occurred, MERCK grants to deCODE a non-exclusive, royalty-free license to practice any and all inventions covered by MERCK Collaboration Patents.

3.2                                 NON-EXCLUSIVE LICENSE GRANT

In the event the making, having made, use, offer for sale, sale or import by MERCK, its Affiliates or permitted sublicensees of IRCT Compound(s), Test(s) or Product(s) would infringe during the term of this Agreement a claim of issued letters patent which deCODE owns or has the rights to license and which patents are not covered by the grant in Section 3.1, deCODE hereby grants to MERCK, to the extent deCODE is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent solely for MERCK to develop, make, have made, use, sell, offer for sale or import IRCT Compound(s), Test(s) and Product(s) in the Territory.

3.3                                 NO IMPLIED LICENSES.

The Parties do not intend to grant rights under patents or know-how except as expressly set forth herein and the grant of rights herein does not imply a grant of rights to patents and know-how Controlled by a Party that may be necessary to practice the full scope of any right granted herein. Except as otherwise expressly qualified herein all exclusive licenses granted herein are exclusive even as to the grantor and no implied rights are retained.

3.4                                 DEVELOPMENT AND COMMERCIALIZATION.

MERCK shall use reasonable efforts, consistent with the usual practice followed by MERCK in pursuing the commercialization and marketing of its other pharmaceutical products of a similar commercial value, at its own expense, to develop and commercialize a Product or Test on a commercially reasonable basis in such countries in the Territory where in MERCK’s opinion it is commercially viable to do so.

3.5                                 EXCUSED PERFORMANCE.

In addition to the provisions of Article 7 hereof, the obligation of MERCK with respect to any Product or Test under Section 3.4 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product or Test, and the obligation of MERCK to develop or market any such Product or Test shall be delayed or suspended so long as in MERCK’s opinion any such condition or event exists.

3.6                                 RIGHT OF FIRST NEGOTIATION.

In the event that MERCK determines that neither it nor its Affiliates will commercialize an IRCT Compound and in its sole discretion determines that it will license the commercial rights to a Third Party, it shall notify deCODE of such decision and shall negotiate exclusively with deCODE in good faith on the terms and conditions on which it is willing to license commercial rights to such IRCT Compound for a period of [**]. In the event that deCODE does not agree upon principal business terms to be enumerated in a non-binding term sheet within [**] or the Parties do not execute a definitive agreement on such terms and conditions within [**] thereafter, MERCK shall have the right to negotiate with Third Parties for the commercial rights to that IRCT Compound; PROVIDED, HOWEVER, that if MERCK has not licensed commercial rights to such IRCT Compound to a Third Party within [**] after the end of the [**] period and if the Term has not yet expired or been terminated, MERCK grants to deCODE another right of first negotiation exercisable in accordance with this Section 3.6. In connection with the rights granted under this Section 3.6, MERCK will provide deCODE with reasonable opportunity to review any and all relevant information about the IRCT Compound including but not limited to chemical, biological and clinical data. deCODE’s rights under this Section 3.6 shall be subject only to any conflicting or superceding rights of Third Parties with respect to a particular IRCT Compound that were granted prior to the compound’s selection under Section 2.4.

4.                                       CONFIDENTIALITY AND PUBLICATION

4.1                                 NONDISCLOSURE OBLIGATION.

All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to non-Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)                                  is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)                                 is properly in the public domain;

(c)                                  is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)                                 is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)                                  is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product or Tests, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving party.

4.1.2                        Notwithstanding the obligations of confidentiality and prohibitions on use, it shall not be a breach of a Party’s obligations under this Section 4.1 to disclose Proprietary Information:

(a)                                  to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and to Third Parties who are sublicensees or other development/marketing partners of the Parties with respect to any of the subject matter of this Agreement; or

(b)                                 in compliance with applicable laws or regulations (including the disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any stock exchange on which securities issued by such Party or its Affiliates are traded) or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is so required to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities). Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2                                 deCODE KNOW-HOW.

deCODE agrees to use its best efforts to keep all deCODE Know-How and deCODE Prior Know-How confidential except as may be agreed by the Parties under Section 4.3. deCODE agrees that to the extent deCODE Prior Know-how will be disclosed to Third Parties for use outside of the Disease Areas that such disclosure to a Third Party will be subject to obligations of non-disclosure similar to those in Section 4.1 above.

4.3                                 PUBLICATION.

MERCK and deCODE each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7 below. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

4.4                                 PUBLICITY/USE OF NAMES.

No disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party. Nothing in this Agreement shall prevent either Party from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by such Party are traded); provided, HOWEVER, that, the disclosing Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text and the disclosing Party shall take all reasonable steps to limit such disclosure solely to fulfill its legal obligations.

4.5                                 IMPROPER DISCLOSURES.

In the event that either Party discloses Information other than in accordance with Sections 4.3 and 4.4, the non-breaching Party shall have the right to seek compensation from the breaching Party in addition to and not in place of any other non-monetary remedies available for such breach of Sections 4.3 and 4.4. Entitlement to compensation and the amount of the compensation shall be submitted to dispute resolution in accordance with Section 10.6.

5.                                       PAYMENTS; ROYALTIES AND REPORTS

5.1                                 RESEARCH PROGRAM FUNDING

(a) PARTY CONTRIBUTIONS. As set forth herein each Party has an ongoing financial obligation to support the Research Program. Neither Party shall be obligated to provide a higher level of support than agreed upon in the Budget for any Calendar Year. In accordance with the Budget and with funding process set out in Schedule 5.1, MERCK shall be responsible for [**] of the operational expenses of the Research

Program and deCODE shall be responsible for [**] of the operational expenses. These shared operational expenses shall be limited solely to [CONFIDENTIAL TREATMENT REQUESTED], as reflected in Schedule 5.1, and the Parties contemplate that deCODE shall provide approximately [CONFIDENTIAL TREATMENT REQUESTED] provided by MERCK. Without its consent, deCODE shall not be obligated to share responsibility for operational expenses that result from aggregate [CONFIDENTIAL TREATMENT REQUESTED]. Subject to the methodology set forth in Schedule 5.1, such other methodologies as the Operating Committee may expressly approve and in accordance with the Budget, operational expenses incurred by either Party shall be determined in accordance with that Party’s regular accounting methods, consistently applied.

(b) BUDGET PREPARATION. The estimated expenditures for that portion of the first Calendar Year beginning on the Effective Date and ending on December 31st shall be set forth in the Budget which will be attached hereto as Schedule 2.6 following its preparation by the Operating Committee and approval by the Executive Committee. By the initial September 15th following the Effective Date of the Agreement and for each subsequent September 15th, the Operating Committee shall prepare a Budget for the upcoming Calendar Year for approval by the Executive Committee.

(c) RESEARCH PAYMENTS. MERCK shall pay to deCODE, in advance on a quarterly basis at the beginning of each Calendar Quarter its estimated MERCK Share for that Calendar Quarter. The initial payment shall be made within thirty days of approval of the initial Budget by the Executive Committee. Within sixty (60) days following the end of a Calendar Quarter, the Parties shall meet and determine actual expenditures in employee time and expenses properly attributable to the Research Program for that Calendar Quarter. The combined total of expenditures shall be the Research Program Expenditures for that Calendar Quarter. The MERCK Share shall be determined in accordance with Schedule 5.1 and the Parties shall reconcile the differences between contribution obligations and expenditures by payment of the appropriate amount of money from one Party to the other Party in accordance with Schedule 5.1.

(d) ANCILLARY PAYMENTS BY MERCK. Certain expenditures directly associated with the conduct of the IRCT in accordance with Section 2.3 shall be borne solely by MERCK and shall not be considered part of the Research Program funding subject to the defined contributions of the Parties. These expenditures shall include [**] and only those costs of a similar nature agreed to in writing by the parties.

(e) PAYMENT FOR ABANDONED IRCT COMPOUNDS. If MERCK in its sole discretion for reasons other than safety or efficacy elects to abandon development of an IRCT Compound, and provided that (i) MERCK has elected not to offer commercialization rights to deCODE pursuant to Section 3.6, and (ii) there is or will be no Product in the same Disease Area as the abandoned IRCT Compound for which deCODE has received or may receive payments under either Section 5.3 or 5.4, THEN MERCK shall be obligated to pay deCODE [**] of its costs and expenses incurred to provide the FTEs dedicated to the development of that IRCT Compound under the Research Program PROVIDED, HOWEVER, that MERCK shall not be obligated to pay deCODE until the later of the end of the Research Program Term including any Extended Research Program Term or the date on which no other IRCT Compounds in the same Disease Area as the abandoned IRCT Compound are being developed by MERCK.

5.2                                 CONSIDERATION FOR LICENSE

In partial consideration for the licenses granted herein under the Patent Rights and deCODE Know-How, upon the terms and conditions contained herein, MERCK shall pay to deCODE a total of ten million ($10,000,000) dollars as a non-refundable exclusivity license and technology access signature fee for all of the diseases within the Disease Area within thirty (30) days of the Effective Date. This payment is comprised of four equal payments of two million five hundred thousand ($2,500,000) dollars.

If deCODE rejects the initial [**] MERCK nominated compounds from [CONFIDENTIAL TREATMENT REQUESTED] for an Information Rich Clinical Trial pursuant to Section 2.4, THEN at any time prior to deCODE’s acceptance of a subsequent MERCK nominated compound in the [CONFIDENTIAL TREATMENT REQUESTED], MERCK may demand by written notice to deCODE the payment of [**] dollars. deCODE shall make such payment to MERCK within thirty (30) days of the notice. Effective when MERCK gives such notice, this Agreement shall be deemed terminated with respect to such Non-Exclusive Disease Areas, after which time neither MERCK nor deCODE shall have further rights or obligations with respect to the conduct of the Research Program in such Non-Exclusive Disease Area under Section 2, and all licenses, options and other rights granted to either Party under Section 3 with respect to such Non-Exclusive Disease Area shall terminate.

5.3                                 MILESTONE PAYMENTS

Subject to the terms and conditions in this Agreement, MERCK shall pay to deCODE the following milestone payments:

(a)                                  MERCK will pay a milestone of [CONFIDENTIAL TREATMENT

REQUESTED].

(b)                                 MERCK will pay a milestone of [CONFIDENTIAL TREATMENT

REQUESTED].

MERCK shall notify deCODE in writing within thirty (30) days upon the achievement of the milestone for each Product or Test, and shall make the appropriate milestone payment within thirty (30) days of the achievement of such milestone. The milestone payment shall be payable only upon the [**] achievement of such milestone for any Test or Product containing a unique IRCT Compound and no amounts shall be due hereunder for [**] achievement of such milestone with other Tests or Products containing that IRCT Compound. No milestone payment shall be due under 5.3 (a) for any Product containing a Related IRCT Compound if a milestone under Section 5.3(a) has been paid for a Product containing an IRCT Compound that the Related IRCT Compound was derived from or that the Related IRCT Compound is [CONFIDENTIAL TREATMENT REQUESTED] unless the Product also contains an IRCT Compound that would otherwise qualify for the milestone under this Section 5.3. In the event that MERCK makes a payment under Section 5.3(a) for a Product containing a Related IRCT Compound, it shall have no further obligation to make milestone payments under Section 5.3(a) for (i) any other Product containing that Related IRCT Compound; (ii) the IRCT Compound that it is a [CONFIDENTIAL TREATMENT REQUESTED] of under Section 1.60(a); or (iii) any other compound that is a Related IRCT Compound because it is a [CONFIDENTIAL TREATMENT REQUESTED] of the IRCT Compound of (ii).

5.4                                 ROYALTIES

5.4.1                        ROYALTIES PAYABLE BY MERCK.

(a) Subject to the terms and conditions of this Agreement, MERCK shall pay to deCODE royalties on a country-by-country basis in an amount equal to:

(i) MERCK will pay a royalty of [**] to deCODE on MERCK’s Net Sales of Product.

(ii)                                  In the event there is no Valid Patent Claim of a MERCK Compound Patent in a country, the royalty due for Net Sales in that country shall be [**] percent of those royalty rates set forth in Section 5.4.1 (a)(i).

(iii)                               Royalties on each Product at the rate set forth above shall be effective as of the date of First Commercial Sale of Product in a country and shall continue until the later of (A) the expiration of the last Valid Patent Claim of a MERCK Compound Patent in that country or (B) until the tenth (10th) anniversary of the First Commercial Sale in such country, subject to the following conditions:

(1)                                  that only one royalty shall be due with respect to the same unit of Product;

(2)                                  that no royalties shall be due upon the sale or other transfer among MERCK or its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon MERCK’s or its Affiliate’s or sublicensee’s Net Sales to the first independent Third Party; and

(3)                                  no royalties shall accrue on the disposition of Product in reasonable quantities by MERCK or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

(b)                                 Subject to the terms and conditions of this Agreement, MERCK shall pay to deCODE royalties on a Test-by-Test and a country-by-country basis of [**] of MERCK’s Net Sales of Tests.

5.4.2                        CHANGE IN SALES PRACTICES.

The Parties acknowledge that during the term of this Agreement, MERCK’s sales practices for the marketing and distribution of Product or Tests may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating deCODE to the extent currently contemplated under

Section 5.4.1.

5.4.3                        ROYALTIES FOR BULK COMPOUND.

In those cases where MERCK sells bulk IRCT Compound or Related IRCT Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.4 shall be applicable to the bulk IRCT Compound or Related IRCT Compound.

5.4.4                        COMPETITIVE PRODUCT.

In the event a Competitive Product is sold in a country, then the royalty term set out in Section 5.4.1.(a)(iii) for the corresponding Product shall be [**] from First Commercial Sale without regard to the existence of a Valid Patent Claim and royalties shall be reduced in accordance Section 5.4.1(a)(ii) .

5.5                                 REPORTS; PAYMENT OF ROYALTY

During the term of the Agreement following the First Commercial Sale of a Product or Test, MERCK shall furnish to deCODE a quarterly written report for the Calendar Quarter showing the Net Sales of all Products or Tests subject to royalty payments sold by MERCK and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the sixtieth (60) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royally report is due. MERCK shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6.                              AUDITS

5.6.1                        Upon the written request of deCODE and not more than once in each Calendar Year, MERCK shall permit an independent certified public accounting firm of nationally recognized standing selected by deCODE and reasonably acceptable to MERCK, at deCODE’s expense, to have access during normal business hours to such of the records of MERCK as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to deCODE only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to deCODE.

5.6.2                        If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date deCODE delivers to MERCK such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by deCODE, PROVIDED, HOWEVER, if the payments made or payable were at least

[**] dollars below and less than [**] of the amount that should have been paid during the period in question, MERCK shall also reimburse deCODE for the reasonable costs of such audit.

5.6.3                        MERCK shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MERCK, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by deCODE’s independent accountant to the same extent required of MERCK under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon deCODE, and MERCK and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

5.6.4                        Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon deCODE, and MERCK and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

5.6.5                        deCODE shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MERCK and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7                                 PAYMENT EXCHANGE RATE

All payments to be made by MERCK to deCODE under this Agreement shall be made in United States dollars and may be paid by check made to the order of deCODE or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by deCODE from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due deCODE shall be made at the rate of exchange and on the periodic schedule used by MERCK for its own financial reporting purposes at such time.

5.8                                 INCOME TAX WITHHOLDING

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, MERCK shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. MERCK promptly shall notify deCODE of such withholding and shall submit appropriate proof of payment of the withholding taxes to deCODE within a reasonable period of time.

6.                                       REPRESENTATIONS AND WARRANTIES

6.1                                 REPRESENTATION AND WARRANTY

(a)                                  deCODE represents and warrants to MERCK that as of the date of this Agreement:

(i)                                     it has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof;

(ii)                                  it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Patent Rights, deCODE Know-How or deCODE Prior Know-How;

(iii)                               to the best of deCODE’s knowledge, it is the sole and exclusive owner of the Patent Rights and deCODE Know-How(excluding those rights included in the foregoing on basis that deCODE has Control solely through license rights from a Third Party), all of which are (and shall be, in the case of deCODE Information and Invention) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Patent Rights and deCODE Know-How;

(iv)                              there are no claims, judgments or settlements against or owed by deCODE or pending or threatened claims or litigation relating to the Patent Rights, deCODE Know-How and deCODE Prior Know-How(excluding those rights included in the foregoing on basis that deCODE has Control solely through license rights from a Third Party); and

(v)                                 deCODE has disclosed to MERCK all reasonably relevant information regarding the Patent Rights and deCODE Know-How licensed under this Agreement, including without limitation the existence of any patent opinions obtained by deCODE related thereto.

(b) MERCK represents and warrants to deCODE that as of the date of this Agreement:

(i)                                     it has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof;

(ii)                                  it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in MERCK Patents, MERCK Collaboration Patents, Joint Collaboration Patents, MERCK Know-How or MERCK Prior Know-How;

(iii)                               to the best of MERCK’s knowledge, it is the sole and exclusive owner of MERCK Patents, MERCK Collaboration Patents, MERCK Know-How or MERCK Prior Know-How(excluding those rights included in the foregoing on basis that MERCK has Control solely through license rights from a Third Party), all of which are (and shall be, in the case of MERCK Information and Invention) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to MERCK Patents, MERCK Collaboration Patents, Joint Collaboration Patents, MERCK Know-How or MERCK Prior Know-How;

(iv)                              there are no claims, judgments or settlements against or owed by MERCK or pending or threatened claims or litigation relating to the MERCK Patents, MERCK Collaboration Patents, Joint Collaboration Patents, MERCK Know-How or MERCK Prior Know-How(excluding those rights included in the foregoing on basis that MERCK has Control solely through license rights from a Third Party).

7.                                       PATENT PROVISIONS

7.1                                 OWNERSHIP, FILING, PROSECUTION AND MAINTENANCE OF PATENTS

7.1.1                        deCODE shall retain all right, title and interest in and to deCODE Generalized Technology, deCODE Genomics Data, deCODE Know-How, deCODE Prior Know-How, deCODE Collaboration Patents and deCODE Patents, subject to the licenses granted to MERCK pursuant to Section 3.1.

7.1.2                        MERCK shall retain all right, title and interest in and to the MERCK Know-How, MERCK Collaboration Patents and MERCK Patents, subject to the licenses granted to deCODE pursuant to Section 3.1.

7.1.3                        Subject to the licenses granted hereunder:

(i)                                     rights to deCODE Information and Inventions shall belong to deCODE;

(ii)                                  rights to MERCK Information and Inventions shall belong to MERCK; and

(iii)                               rights to Joint Information and Inventions shall belong jointly to deCODE and to MERCK.

Except as expressly set forth in this Agreement, the Parties shall follow United States laws of inventorship, ownership, and patenting rights including a Party’s ability to exploit joint inventions without accounting to each other.

7.1.4                        deCODE agrees to file, prosecute and maintain in the Territory, upon appropriate consultation with MERCK, the Patent Rights licensed to MERCK under this Agreement; PROVIDED, HOWEVER, with respect to Joint Information and Inventions, MERCK shall have the first right to file patent applications for such Joint Information and Inventions. With respect to deCODE Information and Inventions, deCODE may elect not to file and if so MERCK shall have the right to file patent applications. In such event, deCODE shall execute such documents and perform such acts at deCODE’s expense as may be reasonably necessary to effect an assignment of such Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. deCODE shall keep MERCK advised of the status of the actual and prospective patent filings and upon the request of MERCK, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. deCODE shall promptly give notice to MERCK of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights licensed to MERCK for which deCODE is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings, except with respect to filings related to Joint Collaboration Patents, the costs and expenses of which shall be borne equally by the Parties.

In the event that a Party elects not to contribute to the costs and expenses incurred in connection with a filing related to a Joint Collaboration Patent in any country, such Party shall be deemed to have abandoned its rights with respect to such Joint Collaboration Patent in such country.

7.2                                 OPTION OF MERCK TO PROSECUTE AND MAINTAIN PATENTS

deCODE shall give notice to MERCK of any desire to cease prosecution and/or maintenance of Patent Rights on a country by country basis in the Territory and, in such case, shall permit MERCK, at its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense. If MERCK elects to continue prosecution or maintenance or to file based on deCODE’s election not to file pursuant to Section 7.1 above, deCODE shall execute such documents and perform such acts at deCODE’s expense as may be reasonably necessary to effect an assignment of such Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance.

7.3                                 INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE

(a)                                  deCODE shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Patent Rights. MERCK and deCODE shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)                                 deCODE shall not initiate any reexamination, interference or reissue proceeding relating to Patent Rights without the prior written consent to MERCK, which consent shall not be unreasonably withheld.

(c)                                  In connection with any interference, opposition, reissue, or reexamination proceeding relating to Patent Rights, MERCK and deCODE will cooperate fully and will provide each other with any information or assistance that either may reasonably request. deCODE shall keep MERCK informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)                                 deCODE shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Patent Rights, except with respect to proceedings related to Joint Collaboration Patents, the costs and expenses of which shall be borne equally by the Parties. In the event that a Party elects not to contribute to the costs and expenses incurred in connection with a proceeding in a country related to a Joint Collaboration Patent, such Party shall be deemed to have abandoned its rights with respect to such Joint Collaboration Patent in that country.

7.4                                 ENFORCEMENT AND DEFENSE

(a)                                  deCODE shall give MERCK notice of either (i) any infringement of Patent Rights, or (ii) any misappropriation or misuse of deCODE Know-How, that may come to deCODE’s attention. MERCK and deCODE shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and deCODE, to terminate any infringement of Patent Rights or any misappropriation or misuse of deCODE Know-How. However, deCODE, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action in the name of deCODE and MERCK, or to control the defense of any declaratory judgment action relating to Patent Rights or deCODE Know-How. deCODE shall promptly inform MERCK if it elects not to exercise such first right and MERCK shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, deCODE. Each Party shall have the right to be represented by counsel of its own choice. The Party initiating a prosecution relating to Patent Rights shall bear the expense of such prosecution, except with respect to prosecutions related to Joint Collaboration Patents, the costs and expenses of which shall be borne equally by the Parties. In the event that a Party elects not to contribute to the costs and expenses incurred in connection with a prosecution related to a Joint Collaboration Patent in a country, such Party shall be deemed to have abandoned its rights with respect to such Joint Collaboration Patent in that country.

(b)                                 In the event that deCODE elects not to initiate and prosecute an action as provided in paragraph (a), and MERCK elects to do so, the costs of any agreed-upon course of action to terminate infringement of Patent Rights or misappropriation or misuse of deCODE Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by deCODE and MERCK.

(c)                                  For any action to terminate any infringement of Patent Rights or any misappropriation or misuse of deCODE Know-How, in the event that MERCK is unable to initiate or prosecute such action solely in its own name, deCODE will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MERCK to initiate litigation to prosecute and maintain such action. In connection with any action, MERCK and deCODE will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.

(d)                                 Any recovery obtained by either or both MERCK and deCODE in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(i)                                     the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)                                  the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii)                               the amount of any recovery remaining shall then be allocated between the Parties on a PRO RATA basis taking into consideration the relative economic losses suffered by each Party. By way of example and not limitation, MERCK may suffer lost profit from the loss of sales of Product or Tests and deCODE may suffer lost royalty income on the loss of sales.

(e)                                  deCODE shall inform MERCK of any certification regarding any Patent Rights it has received pursuant to either 21 U.S.C. Sections 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or it successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide MERCK with a copy of such certification within five (5) days of receipt. deCODE’s and MERCK’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 7.4(a)-(d) hereof; PROVIDED, HOWEVER, deCODE shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action.

7.5                                 PATENT TERM RESTORATION

The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, MERCK shall have the right to make the election and deCODE agrees to abide by such election.

8.                                       TERM AND TERMINATION

8.1                                 TERM AND EXPIRATION.

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3 below, this Agreement shall continue in effect until expiration of all payment obligations hereunder. Upon expiration of this Agreement due to the expiration of all payment obligations, MERCK’s licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual licenses.

8.2                                 TERMINATION BY A PARTY.

Notwithstanding anything contained herein to the contrary, after the Research Program has ended or been terminated and if no IRCT Compounds are being sold as Products and no IRCT Compounds are in development, MERCK shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days’ advance written notice to deCODE. Not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other party and all copies thereof, except that each party may retain one copy in its confidential files for records purposes. In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 8.4 hereof, the rights and obligations of the parties hereunder shall terminate as of the date of such termination; PROVIDED, HOWEVER, that MERCK retain all licenses granted under Section 3.1 in the scope that existed immediately prior to termination.

8.3                                 TERMINATION FOR CAUSE

8.3.1                        CAUSE FOR TERMINATION.

This Agreement may be terminated at any time during the term of this Agreement upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; PROVIDED, HOWEVER, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 10.6 hereof.

8.3.2                        EFFECT OF TERMINATION FOR CAUSE ON LICENSE.

(a)                                  If MERCK terminates this Agreement under Section 8.3.1, MERCK’s licenses pursuant to Sections 3.1 and 3.2 shall be subject only to MERCK’s continuing obligations of compensation, reporting and confidentiality to deCODE under Sections 2.7.2(a), 4, 5.3 and 5.4 and otherwise may not be terminated nor circumscribed for any other reason. In addition, deCODE shall at MERCK’s request promptly return or cause to be returned to MERCK all Products and Tests, IRCT Compounds, Related IRCT Compounds, Information in tangible form, and all substances or compositions delivered or provided by MERCK, as well as any other material provided by MERCK in any medium. If deCODE terminates this Agreement under Section 8.3.1, (1) if MERCK has not paid any Exclusive License Fees prior to termination then MERCK’s licenses under Section 3.1(b) and (d) become non-exclusive; (2) if MERCK pays an Exclusive License Fee at any time prior to the date of termination, then its license rights under Section 3.1 (b) and (d) to the corresponding Elected Disease become exclusive licenses; (3) MERCK’s licenses under Section 3.1(a) survive any termination of the Agreement by deCODE and to the extent that any IRCT Compounds, Related IRCT Compounds, Tests or Products exist, subject to MERCK’s continuing obligations of compensation, reporting and confidentiality to deCODE under Sections

2.7.2, 4, 5.3 and 5.4.

(b)                                 If this Agreement is rejected by or on behalf of deCODE under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by deCODE to MERCK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that MERCK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against deCODE under the Code, MERCK shall be entitled to a complete duplicate of or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by MERCK, unless deCODE elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of deCODE upon written request therefore by MERCK. If the Agreement is rejected by or on behalf of deCODE under any provisions of bankruptcy or insolvency law of any other country, it is the Parties intent that the licenses of rights of intellectual property shall not be subject to termination and that MERCK shall be entitled to a complete duplicate of or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property or to the maximum protections afforded to licensees under the applicable law.

The foregoing provisions of Subsection 8.3.2(a) are without prejudice to any rights MERCK may have arising under the Code or other applicable law.

8.4                                 EFFECT OF EXPIRATION OR TERMINATION; SURVIVAL

Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s), Tests, Related IRCT Compounds or IRCT Compound sold prior to such expiration termination. In the event this Agreement expires or is terminated during the pendency of an IRCT, the Parties shall arrange for orderly completion or early termination of such IRCT, including making provision for payment for all non-cancelable expenses associated therewith. The provisions of Article 4 shall survive the expiration or termination of the Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1, 4, 5, 6 and 7, and Sections 2.7, 8.4 and 10.6 shall survive any expiration or termination of this Agreement.

9.                                       INDEMNIFICATION; INSURANCE; LIABILITY

9.1                                 INDEMNIFICATION

9.1.1                        INDEMNIFICATION BY MERCK.

MERCK shall indemnify and hold harmless deCODE, its Affiliates, any present or future parent or subsidiary of them, and their respective officers, directors, employees, agents and Affiliates (collectively in this Section 9.1 referred to as “deCODE”) from and against any and all losses, liabilities, damages including, but not limited to, reasonable counsel fees, actually incurred by deCODE in defending against any litigation or any claim whatsoever by a Third Party and any and all amounts reasonably paid in settlement of any claim or litigation, any settlement payments (which shall first be subject to MERCK’s prior written consent, not to be unreasonably withheld) (collectively in this section referred to as “deCODE Losses”), PROVIDED such deCODE Losses arise solely out of (i) the promotion, marketing, distribution and sale, whether directly or through distributors, of the Products or Tests, or (ii) the negligence, recklessness or wrongful intentional acts or omissions of MERCK, its Affiliates or its sublicensees, if any, or their respective directors, officers, employees or agents, in connection with the performance by MERCK under this Agreement; and PROVIDED further, that this obligation by MERCK shall not apply in the event that such deCODE Losses are attributable in any manner to any intentional act or negligence, willful or otherwise, of deCODE.

9.1.2                        INDEMNIFICATION BY deCODE.

deCODE shall indemnify and hold harmless MERCK, its Affiliates, any present or future parent or subsidiary of them, and their respective officers, directors, employees, agents and Affiliates (collectively in this Section 9.1.2 referred to as “MERCK”) from and against any and all losses, liabilities, damages including, but not limited to, reasonable counsel fees, actually incurred by MERCK in defending against any litigation or any claim whatsoever by a Third Party and any and all amounts reasonably paid in settlement of any claim or litigation, any settlement payments (which shall first be subject to deCODE’ prior written consent, not to be unreasonably withheld) (collectively in this section referred to as “MERCK Losses”), PROVIDED such MERCK Losses arise solely out of (i) the promotion, marketing, distribution and sale, whether directly or through distributors, of the Products or Tests by deCODE or (ii) the negligence, recklessness or wrongful intentional acts or omissions of deCODE, its Affiliates or its sublicensees, if any, or their respective directors, officers, employees or agents, in connection with the performance by deCODE under this Agreement; and PROVIDED further, that this obligation by deCODE shall not apply in the event that such MERCK Losses are attributable in any manner to any intentional act or negligence, willful or otherwise, of MERCK.

9.1.3                        NOTICE OF CLAIM OF INDEMNIFICATION - THIRD PARTY CLAIMS

(a)                                  A Party (the “Indemnified Party”) seeking indemnification under this Agreement for a claim made against it by a Third Party (“Third Party Claim”) shall notify the other Party (the “Indemnifying Party”) in writing of the Third Party Claim within thirty (30) days after receipt by the Indemnified Party of written notice of the Third Party

Claim; however, failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party shall actually in a material manner have been prejudiced by the failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)                                 The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. In any such proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under Section 9.1) at its own expense unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of both Parties by the same counsel would be inappropriate in the opinion of the Indemnified Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the Indemnifying Party’s counsel may be retained to represent the Indemnified Parties at the Indemnifying Party’s expense. Any settlement of such a Third Party Claim, the defense of which has been assumed by the Indemnifying Party, shall not be entered into by the Indemnifying Party without prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(c)                                  With respect to all Third Party Claims, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with any Third Party Claims and the defense or compromise thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Agreement. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise, or discharge, the Third Party Claim, without the Indemnifying Party’s prior written consent; PROVIDED that admissions of facts which a Party may reasonably be required to make shall not be deemed to be admissions of liability.

9.1.4                        COOPERATION.

The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Agreement, including, without limitation, by taking reasonable efforts to mitigate or resolve any such claim or liability.

9.2                                 INSURANCE.

Each Party shall maintain adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary in the industry for the activities to be conducted by it under this Agreement. Each Party shall furnish to the other Party evidence of such insurance, upon request.

10.                                 MISCELLANEOUS

10.1                           FORCE MAJEURE

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

10.2                           ASSIGNMENT/ CHANGE OF CONTROL

(a) Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that (i) MERCK may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of MERCK’s merger, consolidation or involvement in a similar transaction and (ii) deCODE may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of deCODE’s merger, consolidation or involvement in a similar transaction, PROVIDED HOWEVER, during the Research Program Term deCODE may not assign its rights and obligations under the Agreement without MERCK’s written consent which shall not be unreasonably withheld. It shall be reasonable for MERCK to withhold consent of an assignment to a Competitor. No assignment and transfer shall be valid or effective unless done in accordance with this Section 9.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

(b) In the event that deCODE enters into an agreement resulting in a

Change of Control pursuant to which a Competitor obtains Control of deCODE, then (1) MERCK shall have the right to terminate the Agreement under Section 8.3.1 and; (2) deCODE shall adopt procedures to be agreed upon in writing by MERCK to prevent the disclosure of deCODE Know-How, deCODE Information and Inventions, MERCK Information and Inventions, Joint Information and Inventions and MERCK Know-How (collectively, “Sensitive Information”) beyond the deCODE personnel having access to and knowledge of Sensitive Information prior to the Change of

Control and deCODE shall adopt procedures approved in writing by MERCK to control the dissemination of Sensitive Information disclosed after the Change of Control. The purposes of all such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for deCODE to perform its obligations.

10.3                           SEVERABILITY

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4                           NOTICES

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to deCODE, to:	deCODE genetics, Ehf.
Sturlugata 8, IS-101
Reykjavik, Iceland
Attention: President
Facsimile No.: +354 570 1901

and:	Attention: Legal Department
Facsimile No.: +354 570 1981

if to MERCK, to:	Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908) 735-1246

And	Merck & Co., Inc.
One Merck Drive
Attention: Chief Licensing Officer
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Facsimile: (908) 735-1214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

10.5                           APPLICABLE LAW

The Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply.

10.6                           DISPUTE RESOLUTION

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(e) The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(f) As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.7                           ENTIRE AGREEMENT; AMENDMENTS

The Agreement contains the entire understanding of the Parties with respect to the Research Program and licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the Research Program and the licenses granted hereunder are superseded by the terms of this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

10.8                           HEADINGS

The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.9                           INDEPENDENT CONTRACTORS

It is expressly agreed that deCODE and MERCK shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither deCODE nor MERCK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.10                     WAIVER

A waiver (whether express or implied) by one of the Parties of any of the provisions of this Agreement or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this Agreement.

10.11                     CUMULATIVE REMEDIES

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.12                     WAIVER OF RULE OF CONSTRUCTION

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

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10.13                     COUNTERPARTS

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.		DECODE GENETICS, EHF.

BY:	/s/ Raymond V. Gilmartin	BY:	/s/ Kari Stefansson
Raymond V. Gilmartin			Kari Stefansson

TITLE: Chairman, President and Chief		TITLE:
Executive Officer

DATE:		DATE:

SCHEDULES

SCHEDULE 1.21 DECODE PATENTS

[CONFIDENTIAL TREATMENT REQUESTED]

SCHEDULE 2.1-0 INITIAL WORK PLAN

[CONFIDENTIAL TREATMENT REQUESTED]

Schedule 2.3
[CONFIDENTIAL TREATMENT REQUESTED]

APPENDIX 1.3.1.b: [CONFIDENTIAL TREATMENT REQUESTED]

APPENDIX 3.5 [CONFIDENTIAL TREATMENT REQUESTED]

SCHEDULE 2.6 BUDGET

SCHEDULE 5.1 Research Program Funding
[CONFIDENTIAL TREATMENT REQUESTED]